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Exhibit 99(a)(1)(G)

RECOMMENDED TENDER OFFER
To
THE SHAREHOLDERS
for all shares and
all American Depositary Shares evidenced by
American Depositary Receipts
of
TDC A/S
submitted by
Nordic Telephone Company ApS

        THE OFFER PERIOD WILL EXPIRE AT 06.01H CENTRAL EUROPEAN TIME, 00.01H NEW YORK CITY TIME ON 12 JANUARY 2006, UNLESS EXTENDED (THE "OFFER PERIOD"). HOLDERS OF TDC SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE TENDER OFFER DURING THE OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF.

To our Clients:

        Enclosed for your consideration is the Offer Document dated 2 December, 2005 (the "Offer Document"), relating to an offer by Nordic Telephone Company ApS, a private limited liability company organized under the laws of Denmark (the "Bidder"), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Document (which, as amended from time to time, shall constitute the "Tender Offer"), all of the (i) shares ("Shares") and (ii) American Depositary Shares ("ADSs"), each representing one half of one Share and evidenced by American Depositary Receipts ("ADRs"), of TDC A/S, a public limited liability company organized under the laws of Denmark (the "Company"), at a purchase price of DKK382 per Share and the U.S. dollar equivalent of DKK191 per ADS, respectively, in cash without interest and subject to adjustment as described in the Offer Document.

        We are the holder of record of ADSs evidenced by ADRs. An acceptance of the Tender Offer in respect of such ADSs can be made only by the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Tender Offer on your behalf in respect of any or all ADSs held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer Document. Holders of ADSs whose ADRs are not immediately available or who cannot deliver their ADRs and all other required documents to Mellon Investor Services LLC prior to the expiration of the Offer Period (as defined in the Offer Document), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their ADSs according to the guaranteed delivery procedures set forth in Section 4 of the Offer Document.

        Your attention is directed to the following:

1.
The Tender Offer is being made for all Shares and ADSs evidenced by ADRs and has been recommended by the Board of Directors (as defined in the Offer Document) of the Company.

2.
The Tender Offer is on the terms and subject to the conditions set forth in Section 4 of the Offer Document.

3.
The Offer Period will expire at 06.01H CENTRAL EUROPEAN TIME; 00.01H NEW YORK CITY TIME on 12 January 2006, unless extended (in accordance with the terms thereof).

4.
ADS holders and shareholders will be obligated to pay any brokerage fees or commissions and any stock transfer taxes applicable to a sale of ADSs evidenced by ADRs to the Bidder.

5.
The Tender Offer is conditioned upon, among other things, the Bidder owning or having received valid acceptances of the Tender Offer in respect of an aggregate of more than 90% of the Share Capital and Votes (as defined in the Offer Document) or such lower percentage of the Share Capital and Votes as will permit the Bidder to effect a Compulsory Acquisition (as defined in the Offer Document). The Tender Offer is also subject to certain other conditions described in Section 4 of the Offer Document.

6.
The Offer Price is the U.S. dollar equivalent of DKK191 per ADS in cash, without interest thereon and subject to certain adjustments as described in the Offer Document. You will receive the Offer Price in U.S. dollars instead of DKK, at the exchange rate obtained by the U.S.

  Settlement Agent on the spot market as soon as practicable after the receipt of funds from the Bidder but prior to the date of settlement of the Offer. If a holder of ADSs prefers to receive DKK, at the ADS holder's option, such ADS holder may surrender their ADRs and withdraw the underlying Shares at the Corporate Trust Office of the Bank of New York, as Depositary, located at 101 Barclay Street, New York, NY 10286. Such ADS holder may follow the procedures for tendering such holder's Shares as described in Section 4 of the Offer Document and will be paid DKK for such Shares.

7.
Holders of TDC ADSs will be able to withdraw their acceptance at any time prior to the end of the Offer Period, including if a higher price for the TDC ADSs is offered by another party other than the Bidder through another tender offer or otherwise, without having to provide any explanation of their reasons.

        If you wish to have us accept the Tender Offer in respect of any or all of the ADSs evidenced by ADRs held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize us to accept the Tender Offer in respect of your ADSs evidenced by ADRs, the Tender Offer will be accepted in respect of all such ADSs unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTION FORM TO US IN AMPLE TIME TO PERMIT US TO ACCEPT THE OFFER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER. The specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to accept the Tender Offer in respect of ADSs evidenced by ADRs held by us for your account.

2

INSTRUCTIONS WITH RESPECT TO THE OFFER FOR ALL ADSs
EVIDENCED BY ADRs OF TDC A/S

        The undersigned acknowledge(s) receipt of your letter and the Offer Document dated 2 December, 2005 (the "Offer Document"), and the related Letter of Transmittal relating to the offer by Nordic Telephone Company ApS (the "Bidder") to purchase, upon the terms and subject to the conditions set forth in the Offer Document and the accompanying Letter of Transmittal (collectively, the "Offer") all of the (i) shares ("Shares") and (ii) American Depositary Shares ("ADSs"), each representing one half of one Share and evidenced by American Depositary Receipts ("ADRs"), of TDC A/S at a purchase price of DKK382 per Share and the U.S. dollar equivalent of DKK191 per ADS, respectively, in cash without interest and subject to adjustment as described in the Offer Document.

        The undersigned acknowledges that it will receive the Offer Price in U.S. dollars instead of DKK, at the exchange rate obtained by the U.S. Settlement Agent on the spot market as soon as practicable after the receipt of funds from the Bidder but prior to the date of settlement of the Offer. If an ADS holder prefers to receive DKK, at the ADS holder's option, such ADS holder may surrender such holder's ADRs and withdraw the underlying Shares at the Corporate Trust Office of the Bank of New York, as Depositary, located at 101 Barclay Street, New York, NY 10286. Such ADS holders may follow the procedures for tendering their Shares as described in Section 4 of the Offer Document.

        This will instruct you to accept the Tender Offer in respect of the number of ADSs indicated below (or, if no number is indicated below, all ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Tender Offer.

Number of ADSs to be tendered[1] ADSs Dated: , 200	SIGN HERE Signature(s) Please print name(s) Address(es) Area Code and Tel. No. Employer Identification or Social Security No.

1
Unless otherwise indicated, it will be assumed that the Offer is to be accepted in respect of all ADSs held by us for your account.

3

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RECOMMENDED TENDER OFFER To THE SHAREHOLDERS for all shares and all American Depositary Shares evidenced by American Depositary Receipts of TDC A/S submitted by Nordic Telephone Company ApS
INSTRUCTIONS WITH RESPECT TO THE OFFER FOR ALL ADSs EVIDENCED BY ADRs OF TDC A/S